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                               ARTICLES OF AMENDMENT TO
                            THE ARTICLES OF INCORPORATION
                         OF GREASE MONKEY HOLDING CORPORATION


    Pursuant to the provisions of the Utah Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

    FIRST:    The name of the Corporation is GREASE MONKEY HOLDING CORPORATION.

    SECOND:   The following amendment of the Articles of Incorporation was adopted by the shareholders of the Corporation in the manner prescribed by the Utah Business Corporation Act:

                   The first sentence of Article IV is amended so as to read as follows:

                                     "ARTICLE IV

                                    CAPITALIZATION

                       The aggregate number of shares that the
                    Corporation shall have the right to issue is:

                        20,000,000 shares of Common Stock
                        with a par value of $0.03 per share,
                        each of which shall have equal voting
                        rights; and 200,000 shares of Preferred
                        Stock."

The remainder of Article IV shall remain unchanged.

    THIRD:    The date upon which the above Amendment was adopted by the shareholders holding a majority of the Corporation's outstanding common stock was June 11, 1996.

    FOURTH:   The number of shares of the Corporation's common stock
outstanding at the time of such adoption was 4,459,889; the number of shares entitled to vote thereon was 4,459,889; the number of votes indisputably represented at the meeting, was 3,488,439. No shares of the Corporation's preferred stock were entitled to vote on this amendment. No voting groups were entitled to vote separately on this amendment.


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    FIFTH:    The number of shares voted for or against such Amendment were as follows:

    AMENDMENT           NUMBER OF SHARES VOTED

                     FOR         AGAINST        ABSTAIN     NOT VOTED

    Article IV     3,452,423      29,363         6,619          34


    Done this 6th day of August, 1996.


                        GREASE MONKEY HOLDING CORPORATION


                        BY:/s/ Rex L. Utsler, President
                            --------------------------------------
                               Rex L.Utsler, President

                        BY:/s/ T. Timothy Kershisnik, Secretary
                            --------------------------------------
                               T. Timothy Kershisnik, Secretary

STATE OF COLORADO  )
                   )  ss.
COUNTY OF DENVER   )

    Subscribed and sworn to before me this 6th day of August, 1996, by Grease Monkey Holding Corporation, by and through Rex L. Utsler, President, and T. Timothy Kershisnik, Secretary of the Corporation.

    Witness my hand and seal.

    /s/ Terry Amalfitano
     ------------------------------
    Notary Public

My Commission expires:   02/18/2000
                      ----------------

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